EXHIBIT 4.1


                          21ST CENTURY HOLDING COMPANY


                  6% SENIOR SUBORDINATED NOTE DUE JULY 31, 2006

No. ______
July 31, 2003
$__________

FOR VALUE RECEIVED, the undersigned, 21ST CENTURY HOLDING COMPANY (herein called the "Company"), a corporation organized and existing under the laws of the State of Florida , hereby promises to pay to [_____________________] or registered assigns, the principal sum of [______________] DOLLARS with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6% per annum from the date hereof, payable quarterly beginning on October 31, 2003.

This Note is one of a series of Senior Subordinated Notes (herein called the "Notes") issued pursuant to the Unit Purchase Agreement, dated as of July 31, 2003 (as from time to time amended, supplemented or modified, the "Unit Purchase Agreement"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Unit Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Unit Purchase Agreement.

Payments of principal of and interest on this Note are to be made, at the Company's option, in lawful money of the United States of America or, in whole or in part, by the issuance to the holder hereof of Interest Shares, as defined in and in accordance with the Unit Purchase Agreement.

This Note is a registered Note and, as provided in the Unit Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Unit Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Unit Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Unit Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Unit Purchase Agreement.

Pursuant to the Subsidiary Guarantee dated as of July 31, 2003 (the "Subsidiary Guarantee"), certain subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, and interest on this Note and the performance by the Company of all of its obligations contained in the Unit Purchase Agreement all as more fully set forth in said Subsidiary Guarantee.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder hereof shall be governed by, the law of the State of Florida, excluding the choice-of-law principles of such state that would require the application of the laws of a jurisdiction other than such state.

                                                  21ST CENTURY HOLDING COMPANY


                                                  By:
                                                     --------------------------
                                                     Richard A. Widdicombe, CEO